Exhibit 99.1

Brendan S. Jones Named President and Chief Executive Officer of Blink Charging

Longtime industry executive tapped to lead the innovative electric vehicle charging company and drive growth globally, expanding Blink’s reach and visibility

Miami Beach, FL – (May 3, 2023) – The Board of Directors of Blink Charging Co. (Nasdaq: BLNK) (“Blink” or the “Company”), a leading manufacturer, owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced that Brendan S. Jones has been promoted to the role of Chief Executive Officer (CEO) and President of Blink Charging. Michael D. Farkas will continue to serve on the Board. Mr. Jones joined Blink in April 2020 as the Company’s Chief Operating Officer (COO) and has been serving as its President since 2021, where he has successfully positioned the organization for future expansion.

Under the leadership and thoughtful direction of Mr. Farkas and Mr. Jones, Blink has restructured its sales and operations, building greater efficiencies while focusing on growing the team to meet the demand for a robust EV charging infrastructure around the world. During Mr. Jones’s tenure as COO and President, the Company has grown from 42 employees to over 625, with plans to continue growing as EV adoption and infrastructure demand accelerate. Mr. Jones has successfully launched the Company in new global markets and Blink now boasts operations in 27 countries, with offices and facilities in the United States, England, Netherlands, Belgium, Israel, and India.

Mr. Farkas, the founder of Blink Charging, served as its Chief Executive Officer and Executive Chairman and in other executive management positions since 2009.

Mr. Jones stated, “I’m proud of the incredible team at Blink and all that we have been able to accomplish for our customers, hosts and clients, as well as for our shareholders and employees. As we look at where the industry was and where it is headed, we are all excited at the opportunity that lies ahead and extremely optimistic that we have the right team in place, building on our successes, to not only be a player in the energy transition, but to lead it on the strength of our innovation, experience, and continued leadership development.”

Mr. Jones continued, “We want to provide our sincere thanks to Blink’s founder, Michael Farkas for his vision in building Blink to be the company it is today. Much has been accomplished under Michael’s leadership and we are deeply grateful for his role. We wish him nothing but success. As we implement our forward moving strategy, we are well positioned to continue and accelerate our growth and significant role in advancing e-mobility globally, bringing electrification to more markets and more communities than ever before. I take on this role with great confidence in our dedicated and passionate people around the world to build the future of our company.”

Brendan Jones joined Blink in April 2020, following his role as COO of Electrify America, LLC, where he was the very first employee and built the company from a startup into one of the largest, ultrafast EV charging companies in the world.

Prior to Electrify America, Mr. Jones was a Board member and Vice President OEM Strategy and Business Development at EVgo Inc. and helped reposition the company from a single subscriber revenue model to one with multi-million-dollar contracts with automotive OEMs and established the foundational elements for the rapid expansion of Fast Charger infrastructure in the U.S.

Ritsaart van Montfrans, Blink Board Member and the founder of NewMotion, a European leader and pioneer in EV charging, commented, “Brendan Jones is a seasoned and trusted leader in the electric charging industry and is uniquely qualified to lead Blink Charging into the next phase of its growth. Brendan has made great strides in developing a strong and effective team that will meet the needs and demands to build Blink as a global leader in EV charging, offering the most flexible business models in the industry. With his demonstrated abilities to build relationships, grow Blink’s market share and effectively innovate in an expanding industry, we are confident that Brendan will excel as we move into a new chapter for Blink. He is highly respected among his peers, staff and the board members and we look forward to his continued success. The Company’s Board has complete faith and confidence in Brendan’s leadership, and we look forward to his, and the Company’s, success as it continues to provide its best-in-class service and products.”

Before joining Blink, Mr. Jones spent 20 years from April 1994 to March 2014 at Nissan North America, the last six of which were in senior management or director capacities. He was an integral part of the team working on the Nissan’s first electric vehicle, the Nissan LEAF, which he helped develop into one of the top-selling battery electric vehicles of all time. He earned a Bachelor of Arts degree and Master of Arts from George Mason University. He has previously served on numerous boards and EV industry committees.

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About Blink Charging

Blink Charging Co. (Nasdaq: BLNK), a leader in electric vehicle (EV) charging equipment, has deployed nearly 66,000 charging ports across 27 countries, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of Blink’s charging locations worldwide. Blink’s principal line of products and services includes the Blink EV charging network (“Blink Network”), EV charging equipment, EV charging services, and the products and services of recent acquisitions, including SemaConnect, Blue Corner, BlueLA and Envoy. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to half of passenger cars sold in the US by 2030, Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

Jon Myers

PR@BlinkCharging.com

305-521-0200 ext. 266

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446